Exhibit 10.5.2

Powerfleet, Inc.

EMPLOYEE COVENANTS AGREEMENT

THIS AGREEMENT is made and entered into this 11th day of November 2022 by and between POWERFLEET, INC. (“Powerfleet, Inc.”) and David Wilson (“Employee”).

WITNESSETH:

WHEREAS, Powerfleet, Inc. is engaged in a highly competitive business involving the development, design, manufacture and/or sale of tracking and monitoring products; and

WHEREAS, Powerfleet, Inc. develops and uses various valuable trade secrets as well as other technical and non-technical confidential information which it wishes to protect either by patents or by keeping same secret and confidential, and which trade secrets and confidential information are commercially valuable and afford Powerfleet, Inc. a competitive advantage in the marketplace; and

WHEREAS, Employee is or desires to be employed by Powerfleet, Inc. in a capacity in which Employee may receive or contribute to confidential information,

NOW, THEREFORE, in consideration of Employee’s employment and/or continued employment with Powerfleet, Inc. and the salary and benefits of employment received by Employee from time to time, it is AGREED as follows:

1. DEFINITIONS OF TERMS IN THIS AGREEMENT

a. “Powerfleet, Inc.” is defined to include any parent, subsidiary, affiliate or related entity which presently exists or which may exist in the future (hereafter, collectively referred to as “Powerfleet, Inc.”).

b. “Trade Secret” is defined as any technology, design, pattern, device, or compilation of information which is used in Powerfleet, Inc.’s business and which gives it an opportunity to obtain an advantage over competitors who do not know or use it.

c. “Confidential Information” is defined as information not generally or publicly known and is proprietary to Powerfleet, Inc., including, but not limited to, information relating to products; research materials; sources; new materials; batch numbers; lot numbers; applications; new products; sales; plans; formulations; techniques; processes; production methods and systems; stabilizations; purchasing; designs; pricing; costs; packaging; accounting; engineering; marketing; merchandising; servicing; selling; finance and business systems; Trade Secrets; customer and supplier lists; requirements of customers; sources of supply; all other customer and supplier data; research and development data; contracts and negotiations; personnel and employee data; business plans; and sales and servicing data to the extent such information is not generally or publicly known. Confidential Information also includes confidential or proprietary information received by Powerfleet, Inc. from third parties subject to a duty on Powerfleet, Inc.’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.

All information disclosed to the Employee or to which the Employee obtains access, whether originated by him or by others during the period of his employment, which he has reasonable basis to believe to be Confidential Information, or which is treated by Powerfleet, Inc. as being Confidential Information, shall be presumed to be Confidential Information, regardless of whether said information is specifically included in this paragraph.

d. “Inventions” is defined as discoveries, improvements or ideas, whether or not shown or described in writing or reduced to practice, or works of authorship, whether or not patentable or copyrightable:

(i) which result from any work performed by the Employee for Powerfleet, Inc., either alone or with others; or

(ii) for which equipment, supplies, facilities, Trade Secrets or Confidential Information of Powerfleet, Inc. are used; or

(iii) which are developed on Powerfleet, Inc.’s time or within the scope of the Employee’s duties with I. D. Systems.

e. “Conflicting Product or Device” is defined as a technology, product or device which is the same or substantially similar to products, proposed products, samples and prototype products of Powerfleet, Inc. or to devices (including machinery) used by Powerfleet, Inc. in the research, development, production or manufacture of said products with which the Employee was involved during the last twelve (12) months of his employment and which are sold, distributed, manufactured or used (or are intended to be sold, distributed, manufactured or used) in the geographic areas and territories in which Powerfleet, Inc. does business and can reasonably be expected to do business.

f. “Conflicting Entity” is defined as any person or organization, including any firm, partnership, corporation, entity or enterprise, which is engaged in or about to become engaged in research, development, production, manufacture, marketing, leasing, selling, installation, servicing or other furnishing of a Conflicting Product or Device.

2. NON-DISCLOSURE OF TRADE SECRETS, CONFIDENTIAL INFORMATION AND OTHER PROPERTY

a. Employee acknowledges and agrees that Powerfleet, Inc. will be irreparably injured and the value of its business and its goodwill will be irreparably damaged if the Employee discloses any Trade Secrets or Confidential Information acquired during his employment with Powerfleet, Inc. or uses said Trade Secrets or Confidential Information for his own purposes or those of any entity or enterprise other than Powerfleet, Inc.

b. Employee therefore agrees not to disclose or utilize, either during the course of his employment or at any time thereafter, any such Trade Secrets or Confidential Information without first obtaining Powerfleet, Inc.’s written consent thereto, except as required by his duties to Powerfleet, Inc. or as required by law.

c. All such information received, developed or conceived by the Employee as a result of his employment with Powerfleet, Inc. shall be deemed the property of Powerfleet, Inc. and shall be held by the Employee in trust for the sole benefit of Powerfleet, Inc.

d. These provisions are not intended, and shall not be intended, to restrict Employee’s ability to utilize data recognized to be within the public domain, provided such information has not become publicly accessible as a result of Employee’s direct or indirect act or omission.

e. Employee agrees that all Trade Secrets, Confidential Information, products, memoranda, notes, records, supplies, samples, prototypes, lists, devices, technology, equipment, sales and service data, pricing data, blueprints, specifications, research and development data, items or other documents or tangible things, whether handwritten, typed, taped, transcribed or otherwise recorded, which are or were made, received, or compiled by the Employee, or made available to the Employee during his employment with Powerfleet, Inc. (including, but not limited to, such items which disclose or embody Confidential Information), shall be delivered to Powerfleet, Inc. immediately upon termination of the Employee’s employment, or at such other time as Powerfleet, Inc. may request.

f. Employee shall neither retain copies of said documents or items, nor give, sell, transfer, transmit or otherwise provide them to any person, firm, proprietorship, corporation, enterprise or other entity.

g. Notwithstanding the foregoing or anything else contained herein to the contrary, this Agreement shall not preclude Employee from disclosing Confidential Information to a governmental body or agency or to a court if and to the extent that a restriction on such disclosure would limit the Employee from exercising any protected right afforded the Employee under applicable law, including the ability to receive an award for information provided to a governmental body.

h. Employee acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

3. COVENANTS AGAINST COMPETITION AND SOLICITATION

a. Employee acknowledges that Powerfleet, Inc. has expended and is expending substantial time, money and effort in developing and solidifying its relationships with customers and clients; and that Employee’s employment, continuation of employment and compensation represents consideration, among other things, for the development and preservation of business information, customer and client good will, customer and client loyalty and customer and client contacts for and on behalf of Powerfleet, Inc..

b. During the period of employment with Powerfleet, Inc., the Employee will not, without the express written consent of Powerfleet, Inc., engage at any time in any business or activity which competes directly or indirectly with the present or future business of Powerfleet, Inc., or which is in any other way destructive of or harmful to any business interests of Powerfleet, Inc. In addition, Employee agrees that, during the term of his employment with Powerfleet, Inc. he will devote his best efforts to Powerfleet, Inc.’s business and will work solely for it and will not consult, work or perform services for any other person, firm, company, entity or enterprise without the written consent of Powerfleet, Inc., which consent will not be unreasonably withheld.

c. During employment with Powerfleet, Inc., and for a period of one (1) year immediately following the termination of employment with Powerfleet, Inc. for any reason, whether with or without cause, Employee shall not, without the express written consent of Powerfleet, Inc., directly or indirectly, by himself or through any other person, firm, partnership, corporation, entity or enterprise:

(i) contact, communicate, solicit, transact business with or perform services for (or assist any third party in contacting, communicating, soliciting, transacting business with or performing any services for) any individual or entity who or which either is, or at any time within eighteen (18) months prior to the contact, communication, solicitation, transaction of business or performance of services was, a customer or prospective customer of Powerfleet, Inc., for the purpose of inducing such customer or potential customer to be connected to or benefit from any business competitive with that of Powerfleet, Inc. (as defined by the Powerfleet, Inc. annual report and 10-K filings), or otherwise induce or influence any such customer or client, known customer or client prospect to reduce its volume of business, or terminate or divert its relationship or in any way adversely affect its relationship with Powerfleet, Inc.; or

(ii) recruit, solicit, employ, engage or retain, any person who or which either is, or at any time within the prior twelve (12) months, was a director, officer, employee, consultant, representative or agent of Powerfleet, Inc., or induce or encourage any such person to terminate his or her employment or other relationship with Powerfleet, Inc.; or

(iii) engage in the research, development, production or manufacture of Conflicting Products or Devices; or

(iv) engage in, be employed by or participate in any way in any Conflicting Entity (which engagement, employment or participation includes, but is not limited to, acting as a director, officer, employee, agent, member, manager, managing member, independent contractor, partner, general partner, limited partner, consultant, representative, salesman, licensor or licensee, franchisor or franchisee, proprietor, syndicate member, shareholder or creditor). Notwithstanding the foregoing, Employee may own or hold equity securities (or securities convertible into, or exchangeable or exercisable for, equity securities) of Conflicting Entities; provided, however, that (A) such equity securities are publicly traded on a securities exchange and (B) Employee’s aggregate holdings of such securities do not exceed at any time one (1%) percent of the total issued and outstanding equity securities of such company or entity.

d. If the Employee is terminated involuntarily without cause and/or for reasons not related to performance, Powerfleet, Inc. will:

(i) pay the Employee severance equivalent to 6 months’ base salary plus the proration of target annual bonus amount based on days employed (less customary taxes and withholdings);

(ii) accelerate the vesting of the current annual tranche of stock options based on number of full months employed; and

(iii) Employee must execute a Separation and General Release Agreement in order to be eligible for above.

4. FUTURE EMPLOYERS

If at any time during his employment with Powerfleet, Inc. or following termination of his employment with Powerfleet, Inc., Employee seeks employment with a new employer, Employee shall, prior to accepting or immediately upon accepting such employment, inform such new employer of the terms and conditions herein and furnish such new employer with a copy of this Agreement. Prior to or immediately upon accepting employment with a new employer, Employee will advise Powerfleet, Inc. of his new employment and duties, and Powerfleet, Inc. shall have the right to notify Employee’s new employer of Employee’s rights and obligations under this Agreement.

5. INVENTIONS

a. With respect to inventions or designs made, authored, conceived, developed or perfected by the Employee, either (i) solely or jointly with others during his employment, whether or not during normal working hours, and whether or not at Powerfleet, Inc.’s premises, or (ii) within one year after termination of his employment if such invention (1) relates to a product or process upon which the Employee worked during his employment with Powerfleet, Inc., or (2) is based upon Trade Secrets or Confidential Information, or (3) is the result of or attributed to work done during such employment and relates to a method, technology, machine, device, design, article of manufacture or improvements thereto, that is, or can reasonably be expected to be within the scope of Powerfleet, Inc.’s business, the Employee agrees to:

(i) Promptly and fully disclose and describe such inventions or designs in writing to Powerfleet, Inc.;

(ii) Keep accurate, complete and timely records of such inventions or designs, which records shall be Powerfleet, Inc.’s property and shall be retained on Powerfleet, Inc.’s premises;

(iii) Promptly assign and transfer to Powerfleet, Inc. (and Employee does hereby assign and transfer to Powerfleet, Inc.) full and exclusive rights to such inventions or designs, and to any applications for patents and/or copyrights, as well as any patents and/or copyrights granted upon such inventions or designs; and

(iv) Execute, acknowledge and deliver to Powerfleet, Inc., without charge but at Powerfleet, Inc.’s expense, all such further documents and papers (including, but not limited to, applications for patents anywhere in the world) that in Powerfleet, Inc.’s judgment may be necessary or desirable to preserve Powerfleet, Inc.’s property rights against forfeiture, abandonment or loss, or to obtain and maintain patents and/or copyrights and to vest complete and unencumbered title thereto in Powerfleet, Inc.

b.  Powerfleet, Inc. shall retain all rights, title and interest in and to any such inventions, patents or designs, which shall be held by the Employee in trust solely for the benefit of Powerfleet, Inc. and shall not be disclosed to any others without Powerfleet, Inc.’s written consent. Said inventions shall be the sole and exclusive property of Powerfleet, Inc. and may, without limitation or consent of Employee, be assigned, licensed or sold by Powerfleet, Inc. to any other person.

c. This Agreement shall not apply to any inventions made by the Employee whether patented or unpatented, which were conceived or made by the Employee prior to his employment with Powerfleet, Inc. and which are found on the attached Exhibit A with a brief description thereof or with titles and dates of documents describing them.

d. Employee hereby acknowledges that to the best of his knowledge, there is no other agreement to assign inventions now in existence between him and any other person, corporation, entity, partnership or enterprise, unless so indicated on a signed and dated attachment to this Agreement.

6. REPRESENTATIONS

a. Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Employee represents that his performance of all of the terms of this Agreement will not breach any prior agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to his employment with Powerfleet, Inc. Employee further represents that he owns all right, title and interest in and to the Inventions assigned hereunder and that such Inventions will not infringe the patent, trademark or copyright owned by any third party. Employee represents that he has not entered into, and will not enter into, any oral or written agreements in conflict with this Agreement.

b. Employee represents that Employee does not have any non-disclosure, non-solicitation, non-compete or other obligations to any previous employer or other person or entity that would conflict with Employee’s obligations under this Agreement or the performance of Employee’s duties for Powerfleet, Inc. Employee will not disclose to Powerfleet, Inc. or its customers or induce or cause Powerfleet, Inc. or its customers to use any secret or confidential information or material belonging to others, including Employee’s former employers, if any.

7. INTERPRETATION AND SCOPE OF THIS AGREEMENT

a. If any of the provisions of this Agreement relating to time, geographical area, products, devices and/or information are deemed by a court of competent jurisdiction to be overly broad or for any other reason unenforceable, the parties agree that such restrictions herein as to time, geographical area, products, devices and/or information shall be reduced to such time, geographical area, products, devices and/or information as such court shall hold to be reasonable and legally enforceable. Each provision of this Agreement will be interpreted on its own. If any provision is held to be unenforceable by a court of competent jurisdiction as written, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof.

b. Waiver of any breach or failure to enforce any term or condition of this Agreement on any particular occasion shall not be construed as a waiver of any breach upon any subsequent occasion. Furthermore, Powerfleet, Inc.’s failure to enter into a written confidentiality and non-competition agreement with any of its other employees or waiver of any breach or failure to enforce any term or condition of any such agreements between Powerfleet, Inc. and any of its other employees shall not be construed as a waiver of any breach of the terms and conditions of this Agreement.

c. Employee understands and agrees that if Employee breaches or threaten to breach any of the provisions of this Agreement, Powerfleet, Inc. would suffer irreparable harm and damages would be an inadequate remedy. Accordingly, Employee acknowledges that Powerfleet, Inc. shall be entitled to temporary, preliminary and permanent injunctive or other equitable relief in any court of competent jurisdiction (without being obligated to post a bond or other collateral) and to an equitable accounting of all earning, profits and other benefits arising, directly or indirectly, from such violation, which rights shall be in addition to any other rights or remedies to which Powerfleet, Inc. may be entitled at law or in equity. In addition, Employee further covenants that Employee will be responsible for payment of the fees and expenses of Powerfleet, Inc.’s attorneys and experts, as well as Powerfleet, Inc.’s court costs, pertaining to any suit, arbitration, mediation, action or other proceeding (including the costs of any investigation related thereto) arising directly or indirectly out of my violation or threatened violation of any of the provisions of this Agreement.

d. The provisions of this Agreement shall constitute the entire agreement of Powerfleet, Inc. and Employee with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings with respect to such matters.

e. Any and all actions, claims or controversies arising directly or indirectly out of this Agreement, including, without limitation, tort claims, shall be governed and construed by the laws of the State of New Jersey, without reference to the choice of laws provisions thereof. Any and all actions arising directly or indirectly out of this Agreement or my employment by Powerfleet, Inc. shall be brought and heard exclusively in the state and federal courts of the State of New Jersey and Employee hereby irrevocably submits to the exclusive jurisdiction of any such courts.

f. This Agreement shall be binding upon Employee and Employee’s executors, heirs and assigns and shall inure to the benefit of Powerfleet, Inc., its affiliates and their respective successors and assigns (including, without limitation, a purchaser of all or substantially all of the assets of Powerfleet, Inc. or its affiliates).

g. Employee acknowledges and agrees that the restrictions on the activities in which Employee may engage that are set forth in this Agreement and the location and period of time for which such restrictions apply are reasonable and necessary to protect Powerfleet, Inc.’s legitimate business interests and shall survive the termination of Employee’s employment. Employee understands that Powerfleet, Inc.’s business is national in scope and, accordingly, the restrictions cannot be limited to any particular geographic area within the United States of America. Employee further acknowledges that the restrictions contained in this Agreement will not prevent Employee from earning a livelihood.

h. Employee is employed as an employee at-will. Nothing contained in this Agreement shall give Employee any right to continue to be employed by Powerfleet, Inc. Powerfleet, Inc. shall have the right to terminate Employee’s employment at any time, with or without cause or notice and no one at Powerfleet, Inc. has made any other representations to Employee with respect thereto.

Employee represents and warrants that: (a) Employee has read this Agreement and understands all the terms and conditions hereof, (b) Employee has entered into this Agreement of Employee’s own free will and volition, (c) Employee has been advised by Powerfleet, Inc. that this Agreement is a legally binding contract and that Employee should seek Employee’s own independent attorney to review it, (d) Employee has been afforded ample opportunity to consult with Employee’s own attorney regarding this Agreement, and (e) the terms of this Agreement are fair, reasonable and are being agreed to voluntarily in exchange for Employee’s continued employment by Powerfleet, Inc. and other compensation and benefits.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first set forth above.

POWERFLEET, INC.

By:	/s/ Lindsay Estelle
Name:	Lindsay Estelle

EMPLOYEE

By:	/s/ David Wilson
Name:	David Wilson